Exhibit 99.1

For Immediate Release

ORIGIN BANCORP, INC. AND BT HOLDINGS, INC. ANNOUNCE

RECEIPT OF SHAREHOLDER AND REGULATORY APPROVALS FOR PROPOSED MERGER.

RUSTON, Louisiana (June 30, 2022) – Origin Bancorp, Inc. (Nasdaq: OBNK) (“Origin” or the “Company”), the holding company for Origin Bank, Choudrant, Louisiana, and BT Holdings, Inc. (“BTH”), the holding company for BTH Bank, N.A., Quitman, Texas, today announced that the previously announced merger between BTH and Origin, pursuant to the Agreement and Plan of Merger, dated as of February 23, 2022 (the “Merger Agreement”), has been approved by the shareholders of each of BTH and Origin.

In addition, all required regulatory approvals for consummation of the merger and bank merger have been received, including those from the Federal Reserve Bank of Dallas, the Louisiana Office of Financial Institutions, and the Texas Department of Banking.

BTH has formally designated Lori Sirman, BTH’s current President and Chief Executive Officer, and Jay Dyer, BTH’s current Executive Vice President, as BTH’s designees to serve as directors of Origin and Origin Bank following the mergers, in accordance with the terms of the Merger Agreement.

“We are very pleased to have received shareholder and regulatory approval, key steps toward bringing our two franchises together,” said Drake Mills, Chairman, President and Chief Executive Officer of Origin. “For more than a century, Origin and BTH have been committed to our employees, customers, communities and shareholders, and that commitment will continue to drive our strategy as we move forward.”

The merger is expected to close in the third quarter of 2022, subject to customary closing conditions.

About Origin Bancorp, Inc.

Origin is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912. Deeply rooted in Origin’s history is a culture committed to providing personalized, relationship banking to its clients and communities. Origin provides a broad range of financial services to businesses, municipalities, high net worth individuals and retail clients, and currently operates 44 banking centers located from Dallas/Fort Worth and Houston, Texas across North Louisiana and into Mississippi. For more information, visit www.origin.bank.

Contact:

Media: Ryan Kilpatrick, Origin Bank; (318) 232-7472; rkilpatrick@origin.bank

Investor Relations: Chris Reigelman, Origin Bank; (318) 497-3177; chris@origin.bank

FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of Origin. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Origin’s current expectations and assumptions regarding Origin’s and BTH’s businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect Origin’s or BTH’s future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Origin and BTH, the outcome of any legal proceedings that may be instituted against Origin or BTH, delays in completing the transaction, the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Origin and BTH do business, the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, the ability to complete the transaction and integration of Origin and BTH successfully, and the dilution caused by Origin’s issuance of additional shares of its capital stock in connection with the transaction. Except to the extent required by applicable law or regulation, Origin disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding Origin and factors which could affect the forward-looking statements contained herein can be found in Origin’s registration statement on Form S-4 filed with respect to the proposed merger of Origin and BTH on April 13, 2022 (as amended), Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, Origin filed with the SEC a registration statement on Form S-4 (File No. 333-264279) on April 13, 2022, as amended on April 26, 2022 and on May 3, 2022, declared effective by the SEC on May 5, 2022 (as amended, the “Registration Statement on Form S-4”). The Registration Statement on Form S-4 includes the joint proxy statement/prospectus, which has been mailed to Origin’s and BTH’s shareholders.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT ORIGIN, BTH AND THE MERGER.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from Origin at its website, www.origin.bank.  Documents filed with the SEC by Origin will be available free of charge by accessing Origin’s Investor Relations website at ir.origin.bank or, alternatively, by directing a request by mail or telephone to Origin Bancorp, Inc., 500 South Service Road East, Ruston, Louisiana 71270, Attn: Investor Relations, (318) 497-3177.

NO OFFER OR SOLICITATION

This communication is for informational purposes only and is not intended to and does not constitute an offer to sell, or the solicitation of an offer to subscribe for or buy, or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, sale or solicitation would be unlawful, prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.